EXHIBIT 10.10

AMCORE FINANCIAL, INC.

Long-Term Incentive Plan

1. General

This Long-Term Incentive Plan (the “Plan”) of AMCORE Financial, Inc. (the “Company”) authorizes the grant of incentive awards (“Awards”) and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company secure and retain senior executives of outstanding ability and to motivate such executives to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the net revenue, net income, earnings per share and other measures of the financial and business success of the Company. The Plan will be administered by the Compensation Committee (the “Committee”), provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. The Committee may delegate to specified officers or employees of the Company authority to perform administrative or other functions under the Plan.

2. Definitions

In addition to such terms and those terms defined in Section 1 above, the following are defined terms under this Plan:

(a) “Account” means a Participant’s Account established in accordance with Section 5(a).

(b) “Award” means the number of share units, as designated by the Participant’s Award Opportunity in respect of a Performance Period, determined by the Committee to have been earned and the Participant’s rights to future payments in settlement thereof, subject to the terms and conditions specified herein.

(c) “Award Opportunity” means the Participant’s opportunity to earn a specified number of share units based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive the grant of an Award.

(d) “Change in Control” and related terms have the meanings as defined in any Transitional Compensation Agreement, employment agreement or similar agreement between the Company and the Participant in effect at the time of the Change in Control or, if there is no such agreement then in effect, as defined in the 2000 Stock Incentive Plan.

(e) “Fair Market Value” means for any day the average of the closing prices of one share of Stock (subject to appropriate adjustment under Section 5(c)) in the consolidated transaction reporting system for securities listed on the principal securities exchange on which the Stock is then listed or in the Nasdaq National Market (“Nasdaq”) over the thirty calendar days preceding that day, provided, however, that for purposes of Section 5(b) the Company’s Chief Financial Officer may specify an alternative method for determining Fair Market Value, for administrative convenience. If Fair Market Value of Stock cannot be determined in accordance with the preceding sentence, the Committee may specify an alternative method for determining Fair Market Value.

(f) “Participant” means an employee participating in this Plan.

(g) “Performance Goal” means the Company or individual accomplishment required as a condition to the earning of an Award Opportunity or portion thereof.

(h) “Performance Period” means the period of three consecutive fiscal years over which an Award Opportunity may be earned, provided that the Committee may specify a different duration for any Performance Period. A Performance Year is a specified calendar year within a Performance Period.

(i) “Stock” means the Company’s common stock, par value of $.22 per share, or such other securities as may be substituted or resubstituted for Stock pursuant to Section 5(c) hereof.

(j) “Retirement” means a Participant’s retirement at or after age 65 with five years of service to the Company or retirement at or after age 55 with ten years of service of to the Company.

(k) “Termination of Employment” means the termination of a Participant’s employment by the Company or a Subsidiary immediately after which the Participant is not employed by the Company or any Subsidiary.

3. Eligibility

Company officers and other employees whom the Committee determines may have a significant impact on the performance of the Company may be selected by the Committee to participate in this Plan.

4. Designation and Earning of Award Opportunities

(a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan for a Performance Period and designate, for each such Participant, the Award Opportunity the Participant may earn for such Performance Period, the Performance Goal the achievement of which will result in the earning of the Award Opportunity or a portion thereof, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The Award Opportunity earnable by each Participant shall range from 0% to not more than 200% of a specified target Award Opportunity. The Committee shall specify a table, grid, or formula that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal. There is no limitation on the timing of the Committee’s determinations under this Section 4(a).

(b) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 4(b), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

(c) Determination of Award. As promptly as practicable after the end of each Performance Period, the Committee will determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant. In addition, the Committee may determine portions of the Award Opportunity earned after each Performance Year or other specified interval within the Performance Period, in its discretion. In making this determination, the Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant; provided, however, that, after a Change in Control no downward adjustment may be made except pursuant to formulaic terms of the Plan or other applicable agreement implemented prior to the Change in Control. The Award shall be deemed “earned” at the time the Committee makes the determination pursuant to this Section 4(c). For purposes of this Plan, the term “earned” means the satisfaction of performance conditions applicable to an Award Opportunity; other conditions requiring the passage of time and continued employment before the Award will be non-forfeitable and/or settleable may continue to apply to the Award after the time the Award is deemed “earned” due to satisfaction of performance conditions.

(d) Change in Control. Terms applicable to the Participant’s Award Opportunity hereunder in the event of a Change in Control shall be governed by any Transitional Compensation Agreement, employment agreement or similar agreement between the Company and the Participant in effect at the time of the Change in Control. If no such agreement is then in effect, the effects, if any, of a Change in Control shall be determined by the Committee.

(e) Mandatory Deferral of Certain Awards. Unless otherwise determined by the Committee, if an Award is earned by a Participant in a year in which compensation payable to such Participant likely will be, in whole or in part, non-deductible by the Corporation under Section 162(m) of the Internal Revenue Code, and no Change in Control has occurred prior to the date such Award otherwise would be settled hereunder, such Award shall be subject to mandatory deferral to the extent that such deferral likely will be effective so that the Company will not, prior to a Change in Control, in fact pay such Participant compensation that will be non-deductible by the Company.

5. Accounts and Settlement of Awards.

(a) Account. The Company shall maintain a bookkeeping account for each Participant reflecting the number of share units (and, if applicable, other cash or non-cash amounts) credited to the Participant as a result of Awards earned for a Performance Period but not yet settled, including any Awards subject to deferred settlement under Section 5(d). Each share unit so credited will be a bookkeeping unit representing a conditional right to future payment of cash equal to the Fair Market Value of a share of Stock at the date of settlement (or delivery of an actual share of Stock in lieu of cash, if so determined by the Committee), subject to the terms of the Plan. Fractional share units, if any, may be credited to at least three decimal places for purposes of this Plan, except that the Company may specify an alternative means of treating fractional share units for purposes of the Plan.

(b) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents will be credited to a Participant’s Account with respect to share units credited to the Participant’s Account under Section 4(c) (including share units credited prior to the end of the Performance Period, which remain subject to a risk of forfeiture), but not with respect to any portion of an Award Opportunity that has not yet been earned and resulted in the crediting of share units. Subject to this limitation, dividend equivalents shall be paid or credited on share units credited to a Participant’s Account in the following manner:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, a number of additional share units shall be credited to each Participant’s Account as of the payment date for such dividend or distribution equal to the number of share units credited to the Account as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(ii)	Non-Cash/Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional share units shall be credited to each Participant’s Account as of the payment date for such dividend or distribution equal to the number of share units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date; provided, however, that, in lieu of crediting of additional share units, the Committee may provide an alternative means of dealing with such dividend or distribution that provides the Participant with substantially equivalent value to that which would have otherwise been received under this Section 5(b)(ii), in such manner and on such terms as the Committee may specify.

(iii)	Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional share units shall be credited to each Participant’s Account as of the payment date for such dividend or distribution or forward split equal to the number of share units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

Share units (or any other cash or non-cash amounts) that become credited to the Participant’s Account directly or indirectly as a result of dividend equivalents on share units previously credited to the Account (the “underlying credited share units”) shall be subject to the same risk of forfeiture, conditions applicable to settlement and other terms and conditions as apply to the underlying credited share units. No interest will accrue with respect to cash balances in the Account prior to the final determination of the Award, unless otherwise determined by the Committee.

(c) Adjustments. The number of share units potentially earnable with respect to a Participant’s Award opportunity, the number of share units credited to a Participant’s Account, the kind of securities to which each share unit relates, and the closing or other prices of Stock used to calculate Fair Market Value may be appropriately adjusted by the Committee in order to prevent dilution or enlargement of the Participant’s opportunity and rights herewith, in the event of a stock split, stock dividend, reorganization, merger, or other unusual corporate transaction or event which affects the value of Stock, provided that any such adjustment to an Account shall be made taking into account any crediting of share units or other amounts to the Participant’s Account under other provisions of this Section 6(b) in connection with such transaction or event.

(d) Elective Deferral. A Participant will be permitted to elect to defer settlement of the Award if and to the extent such deferral is authorized by such Participant under any Company deferred compensation plan then in effect, and if validly elected by the Participant under the terms of such plan. Unless otherwise determined by the Committee, a Participant’s deferral election with respect to earned Awards must be filed with the Company not later than six months prior to the end of the Performance Period.

(e) Settlement of Award. Any Award shall be paid and settled by the Company promptly after all conditions to its settlement, including any non-performance based conditions (such as the risk of forfeiture specified in Section 6) and applicable deferral period, have been satisfied. Awards shall be settled by payment of cash in accordance with Section 5(a), except that the Committee may determine instead to deliver one share of stock for each share unit to be settled. If settlement is to be made by delivery of shares, the Committee shall specify the Company plan or other authorization of shares for compensatory awards that is to be the source of the shares being delivered in settlement of Awards. The Committee shall determine whether cash or other property will be delivered in settlement of any portion of an Account balance not denominated in share units.

(f) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.

(g) Non-Transferability. An Award Opportunity and any resulting Award, including any deferred amount resulting from an Award, and other rights hereunder shall be non-transferable except in accordance with the laws of descent and distribution or, if permitted by the Committee, pursuant to a beneficiary designation of the Participant in the event of the Participant’s death.

6. Effect of Termination of Employment.

Except to the extent set forth in subsections (a) and (b) of this Section 6, upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a

Performance Period but prior to the date of determination by the Committee under Section 4(c) hereof with respect to that Performance Period, the Participant’s Award Opportunity relating to such Performance Period (not previously deemed by the Committee to have been earned) shall cease to be earnable and shall be canceled and forfeited, and any Award previously earned by the Participant with respect to such Performance Period shall be canceled and forfeited, and the Participant shall have no further rights or opportunities hereunder:

(a) Disability, Death or Retirement. If Termination of Employment is due to the permanent disability, death or Retirement of the Participant, the Participant or his or her beneficiary shall be entitled (i) to receive settlement of any Award previously credited to the Participant’s Account and not yet settled and (ii), with respect to the Participant’s Award Opportunity for the Performance Year in which Termination of Employment occurs, the Participant shall be entitled to receive an Award equal to the Award which would have been earned if Participant’s employment had continued to the end of that Performance Year, based on the actual performance achieved through the end of the Performance Year, multiplied by a fraction the numerator of which is the number of calendar days from the beginning of such Performance Year to the date of Participant’s Termination of Employment and the denominator of which is 365 (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time that Awards for continuing Participants are determined for that Performance Year (i.e., normally following the end of the Performance Period in accordance with Section 4(c) hereof), and shall remain subject to discretionary adjustments as authorized under Section 4(c). Upon the Committee’s determination, any such Award shall be paid and settled. The foregoing notwithstanding, if the Participant is eligible to file and has timely filed an irrevocable election to defer settlement following a Termination of Employment due to Disability or Retirement, any Award to be settled under this Section 6(a) shall be settled in accordance with such deferral election. Any portion of the Participant’s Award Opportunity not earned as provided in Section 6(a), including any portion of an Award Opportunity earnable based on performance in periods after the end of the Performance Year in which termination occurred, will cease to be earnable and will be canceled. For purposes of the Plan, the existence of a “permanent disability” shall be determined by, or in accordance with criteria and standards adopted by, the Committee.

(b) Termination for Other Reasons. In the event of a Termination of Employment for any reason other than disability, death or Retirement, the Participant’s Award Opportunity and any Award for which the risk of forfeiture tied to continued employment has not lapsed shall be canceled and forfeited, except to the extent otherwise determined by the Committee.

7. General Provisions.

(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; and provided further that, after a Change in Control, no such action may be taken which would adversely affect a Participant without the written consent of such Participant. The foregoing notwithstanding, the Committee may, in its discretion, accelerate the termination of any deferral period and the resulting payment and settlement of deferred amounts, with respect to an individual Participant or all Participants, without the consent of the affected Participants.

(b) Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in whole or in part by performance during a Performance Year or other period of one year or less and regardless of how any such Award may be characterized for purposes of proxy disclosure) for purposes of any retirement or supplemental pension plan of the Company, any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall enter into a written agreement that specifically identifies this Plan by name and specifies that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

(c) Unfunded Status of Participant Rights. Award Opportunities, Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(d) No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(e) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(f) Severablity. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

(g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 7(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

Exhibit

AMCORE FINANCIAL, INC.

Long-Term Incentive Plan

Designation of Fiscal 2002-2004 Performance Period,

Performance Goal, and Award Opportunities

In furtherance of Section 4 of the Long-Term Incentive Plan (the “Plan”), for the period including the Company’s 2002, 2003 and 2004 fiscal years (the “2002-04 Performance Period”) the Award Opportunities, Performance Goal and participation shall be as set forth in this Exhibit to the Plan. Terms used in this Exhibit have the meanings defined in the Plan.

Part I. Participants and Award Opportunities

The names of the Participants initially designated for the Plan for the 2002-04 Performance Period, and the Award Opportunity, at threshold, target, and exceptional performance levels, of each Participant, are as follows:

	Total Number of Share Units Earnable at Performance Level
Name	Threshold	Target	Exceptional
Meuleman, R.	16,364	32,727	65,455
Edge, K.	11,250	22,500	45,000
Hecht, J.	5,114	10,227	20,455
Waddell, J.	5,114	10,227	20,455

The Award Opportunity earnable by each Participant shall range from 0% to 200% of the Participant’s target Award Opportunity. Award Opportunities designated hereunder shall be governed by the Plan. Unless otherwise determined by the Committee and subject to any deferral permitted by the Committee, Awards will be settled at a designated settlement date by payment to the Participant of a cash amount equal to the Fair Market Value of one share of Stock at the settlement date for each share unit then being settled.

Part II. Performance Goal and Earning Awards

(a) Share Units Potentially Creditable for Achievement of Performance Year Goals. For the 2002-04 Performance Period, the amount of the Award Opportunity earned will depend on achievement of separate performance levels established each year in the Performance Period (each a “Performance Year Goal”). Unless otherwise determined by the Committee, the Performance Year Goal for each Participant shall be the performance specified on the “AMCORE Value Scorecard” applicable to the Participant under the Company’s Annual Incentive Plan for that same year, with the target Performance Year Goal equal to the target level of performance specified for the AMCORE Value Scorecard, and with the threshold and maximum performance levels being 90% and 110%, respectively, of the target performance level. After each Performance Year in the Performance Period, the Committee shall determine the portion of the Participant’s total target number of share units that may be potentially credited as an Award to a Participant’s Account under Part II(b) below, based on the level of achievement of the Performance Year Goal, as follows:

In the case of Mr. Meuleman:

	Percentage of Total Target Share Units Credited For Scorecard Rating
Performance Year	Threshold	Target	Maximum
2002	16.7%	33.3%	66.7%
2003	16.7%	33.3%	66.7%
2004	16.7%	33.3%	66.7%

Total	50.0%	100.0%	200.0%

In the case of Participants other than Mr. Meuleman:

	Percentage of Total Target Share Units Credited For Scorecard Rating
Performance Year	Threshold	Target	Maximum
2002	10%	20%	40%
2003	15%	30%	60%
2004	25%	50%	100%

Total	50%	100%	200%

(b) Awards Earned Each Year, Subject to Peer Group Performance Modification. The Committee shall determine the number of share units to be deemed “earned” with respect to a Performance Year and credited to a Participant’s Account by first determining the number of share units potentially earned under Part II(a) and then determining whether to adjust such number, upward or downward, based on a comparison of the Company’s performance during the Performance Year, since the beginning of the Performance Period, and/or before the beginning of the Performance Period to the performance of comparable companies, general economic conditions and industry conditions during such comparison period, and other factors deemed relevant by the Committee. In general, the Committee intends that maximum level awards will be earned only if the Company’s performance during the relevant comparison period is in the top quartile of the comparison group, as determined by the Committee. In no event will this adjustment, for the Performance Year 2002 or 2003, result in the earning of an Award in excess of the maximum Award Opportunity for that Performance Year, and in no event will this adjustment, upon completion of the Performance Period, result in the earning of an Award in excess of the maximum Award Opportunity for the Performance Period minus any previously earned Awards. The Committee’s determination of the composition of the comparison group, and modifications thereto, as well as all other matters under this Part II(b), shall be in its discretion, subject to Part II(c).

(c) Adjustments. The Committee may determine in its discretion to adjust performance measures under Part II(a) above in view of extraordinary events, including changes in accounting rules, in order to preserve the incentive provided by Award Opportunities. In no event, however, will any such modification or adjustment or any exercise of discretion under Part II(b) result in the earning of a number of share units in excess of the maximum Award earnable under Part II(a) for the particular Performance Year.